Andrea Prochniak, Investors and Media 212.756.4542 andrea.prochniak@AllianceBernstein.com

AB Announces December 31, 2018 Assets Under Management
New York, NY, January 10, 2019 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today announced that preliminary assets under management decreased to $516 billion during December 2018 from $533 billion at the end of November. The 3.2% decline was predominantly due to market depreciation, though total firmwide net outflows contributed as well. By channel, net outflows from Retail and Private Wealth were partially offset by net inflows to Institutions.

AllianceBernstein L.P. (The Operating Partnership)
Assets Under Management ($ in Billions)

	At December 31, 2018				At Nov 30
					2018

			Private
	Institutions	Retail	Wealth	Total	Total

Equity
Actively Managed	$33	$61	$42	$136	$148
Passive	21	29	—	50	54
Total Equity	54	90	42	186	202

Fixed Income
Taxable	148	61	11	220	219
Tax-Exempt	1	16	24	41	42
Passive	—	9	1	10	9
Total Fixed Income	149	86	36	271	270

Other(1)	43	5	11	59	61
Total	$246	$181	$89	$516	$533

	At November 30, 2018

Total	$249	$191	$93	$533

(1) Includes certain multi-asset services and solutions and certain alternative investments.

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Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and current and proposed government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2017 and subsequent Forms 10-Q. Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AB files with or furnishes to the SEC and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed above, could also adversely affect AB’s financial condition, results of operations and business prospects.
About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of December 31, 2018, including both the general partnership and limited partnership interests in AllianceBernstein, AllianceBernstein Holding owned approximately 35.6% of AllianceBernstein and AXA Equitable Holdings, Inc. ("EQH"), directly and through various subsidiaries, owned an approximate 65.2% economic interest in AllianceBernstein.
Additional information about AB may be found on our website, www.alliancebernstein.com.

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